EXHIBIT 99.1

   Robert Mondavi Reports Results for Fourth Quarter and Full-Year
                              Fiscal 2004

    NAPA, Calif.--(BUSINESS WIRE)--July 29, 2004--The Robert Mondavi Corporation (NASDAQ:MOND) today announced results for its fourth quarter and full fiscal year ended June 30, 2004.
    The company reported net income of $4.3 million, or $0.26 per diluted share, for the quarter ended June 30, 2004, compared to net income of $0.8 million, or $0.05 per diluted share, during the same period a year ago. This year's fourth quarter included $2.4 million in net charges, or $0.09 per diluted share, while last year's fourth quarter included $6.9 million in net charges, or $0.27 per diluted share. Details of these charges are listed in the notes following the Financial Highlights.
    Net revenues for the quarter declined 2 percent from the same period last year to $118.6 million, reflecting a 2 percent increase in sales volume and a 4 percent decrease in average price per case. Wholesaler depletions grew 5 percent, resulting in 48 days of inventory of the company's products held by wholesalers, compared to 51 days last year and 50 days at the end of March.
    Net income for the twelve months of fiscal 2004 increased 53 percent to $25.6 million, or $1.55 per diluted share, from $16.7 million, or $1.02 per diluted share, during fiscal 2003. Net revenues for fiscal 2004 increased 3 percent to $468.0 million, reflecting a 4 percent increase in sales volume and a 1 percent decrease in average price per case.
    The company also reported that its June 30, 2004 balance sheet included $49.0 million in cash, up from $15.1 million on March 31, 2004.
    "Our results for the quarter and year were quite good on both an absolute and industry-comparison basis," said Greg Evans, President and CEO. "In this challenging environment, our disciplined approach to cost controls and inventory management enabled us to improve profits and cash flow. Moreover, while we remained vigilant on expenses, we continued to invest in brand building to support our products in the marketplace. These investments paid off in our relationships with wholesalers, and most critically, the consumer. We were especially pleased that wholesale depletions, which are a key measure of demand, were very strong for the Robert Mondavi Winery and Robert Mondavi Private Selection brands. We were also encouraged by the depletions of Woodbridge, which were flat when compared to last year following two quarters of mild declines, and by the fact that wholesale inventories are in a good position as we begin fiscal 2005."
    Evans added, "For the past three years the company has been implementing a wide-ranging set of strategies designed to strengthen our competitive position and our operating performance in a rapidly evolving and increasingly challenging premium wine market. Our progress has been both steady and encouraging, and in fiscal 2004 we continued to reduce our cost structure and decrease our non-essential asset base, while maintaining the strong market position for one of the most successful and well-regarded brand portfolios in our industry."
    The company also said that based upon current business conditions, it remains comfortable with its previously disclosed earnings guidance for fiscal 2005 of $1.80 to $2.00 per fully diluted share, and sales volume and revenue growth of between 2 percent and 4 percent. Regarding its upcoming first fiscal quarter ending September 30, 2004, the company anticipates its earnings would be $0.25 to $0.30 per diluted share lower than in the quarter ended September 30, 2003 due to $0.06 per diluted share in net gains from the sale of fixed assets during last year's quarter, and $0.21 per diluted share in increased expenses during the quarter ending September 30, 2004. Included in the $0.21 per diluted share are $0.10 per diluted share in additional marketing and consumer investments, $0.05 per diluted share in lower equity income, $0.04 per diluted share in unfavorable sales mix, and $0.02 per diluted share in higher governance costs and audit fees.
    Robert Mondavi Corporation produces and markets fine wines under the following labels: Robert Mondavi Winery, Robert Mondavi Private Selection, La Famiglia, Woodbridge Winery, Byron Vineyards & Winery, Io, Arrowood Vineyards & Winery and Grand Archer by Arrowood. The company also produces Opus One, in partnership with the Baroness Philippine de Rothschild of Chateau Mouton Rothschild of Bordeaux, France; Luce, Lucente, Danzante and the wines of Tenuta dell'Ornellaia, in partnership with the Marchesi de' Frescobaldi of Tuscany, Italy; and Sena and Arboleda, in partnership with the Eduardo Chadwick family of Vina Errazuriz in Chile. Kirralaa, the first Australian wines produced by Robert Mondavi in partnership with Southcorp and Rosemount's Oatley family, were introduced in February 2003. In addition to the partnership wines, Robert Mondavi Imports represents the wines of Marchesi de' Frescobaldi, Attems, Vina Errazuriz and Vina Caliterra in the United States.
    On October 21, 2004, Robert Mondavi expects to announce its first quarter fiscal 2005 results, followed by a conference call at 7:30 a.m. PT / 10:30 a.m. ET. A live listen-only web cast and a copy of the prepared remarks of the conference call will be available at www.robertmondavi.com under "Investor Relations."


                            ROBERT MONDAVI
                         FINANCIAL HIGHLIGHTS
                (In thousands, except per share data)

                                Three Months Ended   Full Year Ended
                                     June 30,            June 30,
                               -------------------- ------------------
                                   2004      2003      2004      2003
                               --------- --------- --------- ---------
Cases sold                        2,653     2,593    10,090     9,699
Net revenues                   $118,620  $120,809  $468,047  $452,673
Cost of goods sold  (1)          72,614    78,562   283,849   280,957
                               --------- --------- --------- ---------
Gross profit                     46,006    42,247   184,198   171,716
Gross profit %                     38.8%     35.0%     39.4%     37.9%
Operating expenses  (2)          35,391    35,030   130,728   129,993
Special charges   (3)               - -     1,751       - -     2,111
                               --------- --------- --------- ---------
Operating income                 10,615     5,466    53,470    39,612
Other (income) expense:
    Interest                      5,262     5,756    21,382    22,414
    Equity (income) from joint
     ventures  (4)                 (659)   (1,517)   (6,685)   (9,423)
    Other                          (800)        8    (1,580)       89
                               --------- --------- --------- ---------
Income before income taxes        6,812     1,219    40,353    26,532
Income tax provision              2,527       451    14,769     9,817
                               --------- --------- --------- ---------
Net income                        4,285       768    25,584    16,715
Weighted average number of
 shares outstanding -
 Diluted                         16,606    16,356    16,542    16,356
Earnings per share - Diluted      $0.26     $0.05     $1.55     $1.02

Net cash flows from Operating
 Activities                     $39,384   $23,824   $83,470   $42,147



                             At 6/30/04  At 6/30/03
                             ----------  ----------
Current assets                 $538,474    $502,630
Total assets                    978,170     961,177
Current liabilities              82,512      71,983
Total liabilities               498,370     510,183
Shareholders' equity            479,800     450,994
Working capital                 455,962     430,647
Total debt                      382,749     412,726


(1) The three months ended June 30, 2003 include inventory write-downs totaling $4,004 and grape contract buyouts totaling $1,171. The full year ended June 30, 2003 includes inventory write-downs totaling $11,565 and grape contract buyouts totaling $1,171.

(2) The three months ended June 30, 2004 include asset impairment charges of $2,176. The full year ended June 30, 2004 includes asset impairment charges of $2,176, a net gain on the sale of fixed assets of $1,531 and Board-related governance costs of $750.

(3) During the six months ended June 30, 2003 the company incurred a number of restructuring charges. For the three months ended June 30, 2003, the restructuring included a gain on the sale of fixed assets of $1,168 and employee separation charges of $2,919. For the full year ended June 30, 2003, the restructuring included a gain on the sale of fixed assets of $7,312, employee separation charges totaling $4,076, and asset impairment charges totaling $5,347.

(4) The three months ended June 30, 2004 include charges related to transforming the company's Australian joint venture into production service agreements of $226. The full year ended June 30, 2004 includes charges related to transforming the company's Australian joint venture into production service agreements of $226 and asset impairment charges of $6,075 related to the sale of the Caliterra joint venture.

    Forward-looking Statements

    This announcement and other information provided from time to time by the company contain historical information as well as forward-looking statements about the company, the premium wine industry and general business and economic conditions. Such forward-looking statements include, for example, projections or predictions about the company's future growth, consumer demand for its wines, including new brands and brand extensions, margin trends, anticipated future investment in vineyards and other capital projects, the premium wine grape market and the premium wine industry generally. Actual results may differ materially from the company's present expectations. Among other things, a soft economy, a downturn in the travel and entertainment sector, risk associated with continued worldwide conflicts, reduced consumer spending, or changes in consumer preferences could reduce demand for the company's wines. Similarly, increased competition or changes in tourism to our California properties could affect the company's volume and revenue growth outlook. The supply and price of grapes, the company's most important raw material, is beyond the company's control. A shortage of grapes might constrict the supply of wine available for sale and cause higher grape costs that put more pressure on gross profit margins. A surplus of grapes might allow for greater sales and lower grape costs, but it might also result in more competition and pressure on selling prices or marketing spending. Interest rates and other business and economic conditions could increase significantly the cost and risks of projected capital spending, which in turn could impact profit margins. For additional cautionary statements identifying important factors that could cause actual results to differ materially from such forward-looking information, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, on file with the Securities and Exchange Commission. For these and other reasons, no forward-looking statement by the company can nor should be taken as a guarantee of what will happen in the future.

    CONTACT: The Robert Mondavi Corporation
             Robert Philipps, 707-251-4850
              (VP, Treasury & Investor Relations)
             Hilary Martin, 707-251-4487
              (VP, Corporate Communications)